Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

KCS Calls Meeting of 4.25% Redeemable Cumulative

Convertible Perpetual Preferred Stockholders

Kansas City, MO, March 17, 2006 – Kansas City Southern (the “Company”) (NYSE: KSU) announced today that the Executive Committee of the Board of Directors has called a special meeting of stockholders of its 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (Series C Preferred Stock). The meeting will be held at 10 a.m. CST, March 30, 2006, in the Kansas City Room at the Company’s headquarters located at 427 West 12th Street, Kansas City, Missouri. Stockholders of record of our Series C Preferred Stock as of March 17, 2006, will be entitled to notice of the meeting and to vote at such meeting. The purpose of the special meeting is to vote on a proposed amendment to the Certificate of Designation of the Preferred Stock to allow the Company to pay dividends to stockholders of the Series C Preferred Stock in cash, shares of common stock of the Company, or in any combination of cash and shares of common stock of the Company.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

# # #